Exhibit 5.1

Sierchio Law, LLP

430 Park Avenue	29 Reed Road
Suite 702	Valatie New York 12184
New York New York 10022	Telephone: (518) 392-4980
Telephone: 212-246-3030

Please Reply to Joseph Sierchio
Email: joseph@sierchiolaw.com

Cell: (212) 300-6356

March 20, 2026

SolarWindow Technologies, Inc.
9375 E Shea Blvd.

Suite 107-B

Scottsdale, Arizona 85260

C/O: President and Chief Executive Officer

Re: SolarWindow Technologies, Inc.-- Registration Statement on Form S-1 No. 333-282721

Gentlemen:

We have acted as counsel to SolarWindow Technologies, Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing by the Company of a post-effective amendment (the “Post-Effective Amendment”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) on or about March 20, 2026 thereby amending its Registration Statement on Form S-1, No. 333-282721(as so amended, the “Registration Statement”). The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Act”), of the proposed resale by the selling stockholders named in the Registration Statement of up to 1,583,000 shares (the “Option Shares”) of the Company’s common stock, par value $0.001 per share, issuable upon exercise of vested stock options.

The term “Option Shares” shall include any additional shares of common stock registered by the Company pursuant to Rule 462(b) under the Act in connection with the offering contemplated by the Registration Statement. This opinion is being furnished in connection with the requirements of Item 601(b)(5)

of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Option Shares.

As such counsel we have reviewed copies of (i) the Registration Statement and the related form of prospectus included therein, in substantially the form filed or to be filed with the Commission pursuant to the Act, (ii) the Company’s certificate of incorporation and bylaws, each as currently in effect on the date hereof, (iii) the stock option agreements governing the Stock Options, and (iv) resolutions of the Board of Directors of the Company granting the Stock Options and authorizing the issuance of the Option Shares upon exercise of the Stock Options and the filing of the Registration Statement.

We have also reviewed other documents and made other investigations as we have deemed appropriate. As to various questions of fact material to this opinion, we have relied with your consent upon statements, representations and certificates of officers or representatives of the Company, public officials and others. We have not independently verified the facts so relied on.

In rendering the opinions contained herein, we have assumed the genuineness of all signatures on all documents examined by us, the legal capacity of all natural persons signing such documents, the due authority of all parties, other than the Company, signing such documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies and the authenticity of the originals of such copies.

Sierchio Law, LLP

SolarWindow Technologies, Inc.
March 20, 2026

Re: Legal Opinion-Post-Effective Amendment (333-2827210)

In addition, we have assumed that: (a) the Registration Statement and any amendments (including any necessary post-effective amendments) becomes and remains effective, and the prospectus which is a part of the Registration Statement, and the prospectus delivery requirements with respect thereto, fulfill all of the requirements of the Act, throughout all periods relevant to the opinion, (b) the Option Shares will be offered in the manner and on the terms identified or referred to in the Registration Statement, including all amendments thereto, (c) all offers and sales of the Option Shares will be made in compliance with the securities laws of the states having jurisdiction thereof, and (d) as of the date of this opinion no Option Shares have been sold pursuant to the prospectus delivery requirements of the Act or otherwise.

This opinion is limited to matters governed by Chapter 78 of the Nevada Revised Statutes as now in effect and the laws of the State of New York (excluding the securities laws of the State of New York). We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

Based upon the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that the Option Shares will, when sold in the manner described in the Registration Statement, be legally issued, fully paid and non-assessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon only by you and by people entitled to rely upon it pursuant to the applicable provisions of the Act.

We hereby consent to the filing of this opinion with the Commission in connection with the Post-Effective Amendment and to the reference to this firm’s name in the statement of additional information being filed as part of the Post-Effective Amendment. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is rendered solely in connection with the filing of the Post-Effective Amendment and supersedes any previous opinions of this firm in connection with the issuance of the Option Shares.

This opinion is rendered on and speaks only as of the date of this letter first written above, is based solely on our understanding of facts in existence as of such date after the aforementioned reviews and examination, and does not address any potential changes in facts, circumstance or law that may occur after the date of this opinion letter. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very truly yours,

Sierchio Law, LLP

Joseph Sierchio, Principal